Exhibit 99.1

SI-BONE, Inc. Reports Fourth Quarter and Full Year 2022 Financial Results
and Issues 2023 Guidance

SANTA CLARA, Calif. February 27, 2023 - SI-BONE, Inc. (Nasdaq:SIBN), a medical device company dedicated to solving musculoskeletal disorders of the sacropelvic anatomy, today reported financial results for the fourth quarter and full year ended December 31, 2022.

Recent Financial Highlights
•Worldwide revenue of $32.0 million for the fourth quarter 2022 and $106.4 million for the full year 2022, representing an increase of 27% and 18%, respectively, over the corresponding prior year periods
•U.S. revenue of $30.0 million for the fourth quarter 2022 and $98.8 million for the full year 2022, representing an increase of 28% and 19%, respectively, over the corresponding prior year periods
•Gross Margin of 84% in the fourth quarter 2022 and 85% for the full year 2022
•Refinanced existing $35 million term loan with a new $51 million credit facility, including a $36 million term loan and a $15 undrawn revolving credit facility

Recent Operational Highlights
•Over 920 active surgeons in the fourth quarter 2022, approximately 33% increase over the prior year period
•Surpassed 80,000 procedures performed by over 3,000 surgeons worldwide
•Received FDA clearance for promotion of general rod compatibility for iFuse Bedrock Granite® for adult deformity procedures
•Effective January 1, 2023 Medicare facility fee increased by approximately 26% and 33% for MIS SI joint fusion procedures performed in ASCs and hospital outpatient departments, respectively

“Our performance in the fourth quarter, including strong revenue growth, a record active surgeon base, and significant operating leverage is an outcome of the successful execution of our strategic priorities over the last several quarters,” said Laura Francis, Chief Executive Officer of SI-BONE. “Based on the growing surgeon interest in our differentiated solutions, including the recently launched iFuse Bedrock Granite, and favorable health economics I am optimistic that we may be entering a period of strong and sustained procedure growth in the U.S. I am confident that our expanded portfolio, seasoned salesforce and scalable infrastructure position us well to capitalize on this underlying momentum in the business, deliver strong growth and gain additional operating leverage in 2023.”

Fourth Quarter 2022 Financial Results

Worldwide revenue was $32.0 million in the fourth quarter 2022, a 27% increase from $25.2 million in the prior year period. U.S. revenue for the fourth quarter 2022 was $30.0 million, an increase of 28% from $23.3 million in the prior year period primarily driven by growth of domestic case volumes. International revenue was $2.0 million in the fourth quarter 2022 compared to $1.9 million in the prior year period. International revenue growth was impacted by unfavorable foreign exchange rates and challenges in select international markets.

Gross margin was 84% for the fourth quarter 2022, compared to 87% in the prior year period. Gross margin in the fourth quarter 2022 was impacted by lower average selling prices driven by procedure mix, product mix, site of service mix, higher freight, as well as higher cost of new products and depreciation related to new product instrument tray costs.

Operating expenses increased 7% to $38.2 million in the fourth quarter 2022 compared to $35.8 million in the prior year period. The increase was driven by increases in headcount, sales commissions, stock-based compensation expense, and travel costs.

Net loss was $11.2 million, or $0.32 per diluted share for the fourth quarter 2022, as compared to $14.5 million, or $0.43 per diluted share in the corresponding period in 2021.

Adjusted EBITDA loss improved in the fourth quarter 2022 by 54% to $4.2 million compared to $9.0 million in the prior year period.

2022 Financial Results

Revenue was $106.4 million for 2022, a 18% increase from $90.2 million in 2021. U.S. revenue for 2022 was $98.8 million, a 19% increase from $82.7 million in 2021, primarily driven by growth of domestic case volumes. International revenue was $7.7 million in 2022 compared to $7.4 million in 2021 as overall volume growth was offset by unfavorable foreign exchange rates and challenges in select international markets.

Gross margin was 85% for 2022, compared to 88% in 2021. In 2022, the gross margin was impacted by lower average selling prices driven by product mix, procedure mix, site of service mix, higher freight, as well as higher cost of new products and depreciation related to new product instrument tray costs.

Operating expenses increased 14% to $150.3 million in 2022 compared to $131.4 million in 2021. The increase was driven by increases in headcount, sales commissions, research and development expenses, stock-based compensation expense and travel costs.

Net loss was $61.3 million, or $1.79 per diluted share for 2022, as compared to $56.6 million, or $1.71 per diluted share in 2021.

Adjusted EBITDA loss was $33.2 million for 2022, compared to $32.4 million in 2021.

Cash and marketable securities were $97.3 million as of December 31, 2022.

2023 Financial Guidance

SI-BONE continues to experience demand momentum but remains cognizant of the early phase of re-acceleration of the U.S. business and the pace of international recovery. Considering these factors, SI-BONE expects 2023 worldwide revenue of approximately $124 million to $127 million, representing growth of approximately 17% to 19% compared to fiscal year 2022. SI-BONE also anticipates that gross margin will be approximately 80% for fiscal year 2023 and Adjusted EBITDA loss will continue to improve year over year in 2023.

Webcast and Conference Call Information

SI-BONE will host a conference call to discuss the fourth quarter 2022 financial results after market close on Monday, February 27, 2023 at 4:30 P.M. Eastern Time. The conference call can be accessed live over webcast at https://edge.media-server.com/mmc/p/px3jaycu. Live audio of the webcast will be available on the “Investors” section of the company’s website at: www.si-bone.com. The webcast will be archived and available for replay for at least 90 days after the event.

About SI-BONE

SI-BONE (NASDAQ: SIBN) is a global leader in technology for surgical treatment of musculoskeletal disorders of the sacropelvic anatomy. Since 2009, when SI-BONE introduced the iFuse Implant System for minimally invasive surgery of the SI joint, over 3,000 surgeons have performed a combined total of more than 80,000 SI joint fusion procedures. A unique body of evidence, supporting the iFuse Implant System, including two randomized controlled trials and over 120 peer reviewed publications, has enabled multiple government and private insurance payors to establish near-universal coverage of minimally invasive SI joint fusion, including many payors that cover the procedure exclusively when performed with the iFuse Implant System. Supported by this proprietary reimbursement advantage, SI-BONE has actively leveraged its market leadership position in recent years to further clinical research, and evolve and commercialize novel surgical treatment solutions for SI-Joint pain, sacropelvic and pelvic fixation, and pelvic trauma.

For additional information on the company or the products including risks and benefits, please visit www.si-bone.com.

SI-BONE, iFuse Implant System and iFuse-TORQ are registered trademarks of SI-BONE, Inc. ©2023 SI-BONE, Inc. All Rights Reserved.
Forward-Looking Statements

The statements in this press release regarding expectations of future events or results, including SI-BONE’s expectations of continued revenue and procedure growth and financial outlook, contained in this press release are "forward-looking" statements. These forward-looking statements are based on SI-BONE's current expectations and inherently involve significant risks and uncertainties. These risks include SI-BONE's ability to introduce and commercialize new products and indications, SI-BONE's ability to maintain favorable reimbursement for procedures using its products, the impact of any future economic weakness on the ability and desire of patients to undergo elective procedures including those using SI-BONE's devices, the impact of future fluctuations in currency exchange rates on SI-BONE's revenues, SI-BONE's ability to manage risks to its supply chain, future capital requirements driven by new surgical systems requiring instrument tray investment, and the future impact the COVID-19 pandemic will have on the ability and desire of patients and physicians to undergo procedures using SI-BONE's devices. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these and other risks and uncertainties, many of which are described in the company's most recent filings on Form 10-K and Form 10-Q, and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC's Internet site (www.sec.gov), especially under the caption "Risk Factors". SI-BONE does not undertake any obligation to update forward-looking statements and expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.

Use of Non-GAAP Financial Measures

SI-BONE uses Adjusted EBITDA, a non-GAAP financial measures that excludes from net loss the effects of interest income, interest expense, depreciation and amortization and stock-based compensation. SI-BONE believes the presentation of Adjusted EBITDA is useful to management because it allows management to more consistently analyze period-to-period financial performance and provides meaningful supplemental information with respect to core operational activities used to evaluate management's performance. SI-BONE also believes the presentation of Adjusted EBITDA is useful to investors and other interested persons as it enables these persons to use this additional information to assess the company’s performance in using this additional metric that management uses to assess the company’s performance.

Adjusted EBITDA should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. Because Adjusted EBITDA excludes the effect of items that increase or decrease the Company's reported results of operations, management strongly encourages investors to review, when they become available, the Company's consolidated financial statements and publicly filed reports in their entirety. The Company's definition of Adjusted EBITDA may differ from similarly titled measures used by others.

Investor Contact
Saqib Iqbal
Director, FP&A and Investor Relations
investors@SI-BONE.com

SI-BONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue	$31,953	$25,230	$106,409	$90,152
Cost of goods sold	5,089	3,375	15,705	10,428
Gross profit	26,864	21,855	90,704	79,724
Gross margin	84%	87%	85%	88%

Operating expenses:
Sales and marketing	27,609	26,353	107,726	93,884
Research and development	3,480	3,049	13,627	12,441
General and administrative	7,069	6,383	28,960	25,069
Total operating expenses	38,158	35,785	150,313	131,394

Loss from operations	(11,294)	(13,930)	(59,609)	(51,670)
Interest and other income (expense), net:
Interest income	749	35	1,304	186
Interest expense	(881)	(568)	(2,819)	(5,365)
Other income (expense), net	251	(13)	(132)	277
Net loss	$(11,175)	$(14,476)	$(61,256)	$(56,572)

Net loss per share, basic and diluted	$(0.32)	$(0.43)	$(1.79)	$(1.71)
Weighted-average number of common shares used to compute basic and diluted net loss per share	34,594,536	33,561,440	34,201,824	33,145,930

SI-BONE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$20,717	$63,419
Short-term investments	76,573	83,560
Accounts receivable, net	20,674	14,246
Inventory	17,282	11,498
Prepaid expenses and other current assets	2,365	3,143
Total current assets	137,611	175,866
Property and equipment, net	15,564	8,992
Operating lease right-of-use assets	4,002	5,248
Other non-current assets	375	400
TOTAL ASSETS	$157,552	$190,506

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,279	$3,198
Accrued liabilities and other	13,511	12,353
Operating lease liabilities, current portion	1,388	1,339
Total current liabilities	21,178	16,890
Long-term borrowings	35,171	34,973
Operating lease liabilities, net of current portion	2,871	4,166
Other long-term liabilities	30	57
TOTAL LIABILITIES	59,250	56,086

Stockholders' Equity:
Common stock and additional paid-in capital	455,175	429,917
Accumulated other comprehensive income	232	352
Accumulated deficit	(357,105)	(295,849)
TOTAL STOCKHOLDERS' EQUITY	98,302	134,420
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$157,552	$190,506

SI-BONE, INC.
RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net loss	$(11,175)	$(14,476)	$(61,256)	$(56,572)
Interest income	(749)	(35)	(1,304)	(186)
Interest expense	881	568	2,819	5,365
Depreciation and amortization	1,002	650	3,452	2,086
Stock-based compensation	5,881	4,338	23,061	16,866
Adjusted EBITDA	$(4,160)	$(8,955)	$(33,227)	$(32,440)